Exhibit 99.1

Kraton Corporation Declares Force Majeure on Selected Products as a Result of Hurricane Michael

HOUSTON, Oct. 17, 2018 /PRNewswire/ -- Kraton Corporation (NYSE: KRA) announced that it has declared an excused performance, or force majeure, on terpene and terpene-related products, North America rosin esters dispersions and North America distilled tall oils as a direct result of the effects of Hurricane Michael on its Panama City, Florida facility.
Kraton is continuing to evaluate Hurricane Michael's impact on its ability to manufacture and deliver products but at this point in time the Panama City, Florida facility is not operational. Kraton is taking all reasonable and diligent measures to mitigate the impact of this hurricane on its operations and on its customers, consistent with Kraton's commitment to safety. Kraton will keep customers informed of its progress on a direct basis.

For further information:
H. Gene Shiels
281 504-4886